Exhibit 99.1

ONEOK LOGO	Financial News

February 27, 2003	Analyst Contact:	Weldon Watson 918-588-7158
	Media Contact:	Andrea Chancellor 918-588-7570

ONEOK PROVIDES 2003 GUIDANCE

Tulsa, Oklahoma — ONEOK, Inc., (NYSE:OKE) today announced earnings guidance for 2003. David Kyle, chairman, president and chief executive officer of ONEOK, said, “As we enter 2003, ONEOK is in the unique position of trying to communicate earnings guidance for the year through the use of two very complicated accounting rules. We hope we can reduce the confusion and concern about the impact of these rules on our 2003 earnings.”

This week, ONEOK reported earnings of $1.39 per common share for fiscal year 2002. These earnings were calculated in accordance with Emerging Issues Task Force (EITF) Topic D-95 that, in effect, reduced earnings by 27 cents per share for the year.

The effect of this rule on ONEOK was eliminated beginning in February of 2003 by the implementation of a new shareholder agreement with Westar Energy. ONEOK will be required by this rule to calculate earnings only for the first month of 2003 under EITF D-95. The remaining 11 months will be calculated under the traditional dilutive earnings calculation method.

ONEOK must also implement EITF 02-3, which requires certain energy-related contracts, which had been accounted for at fair value, to be accounted for on an accrual basis. This will result in going from mark-to-market accounting to accrual accounting. The impact of EITF 02-3 will require a pre-tax charge of $231 million.

“After further review following today’s 2002 earnings conference call, it has been determined that the initial earnings guidance for 2003 given today ranging from $2.20 to $2.30 per common share, excluding the

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effect of the EITF 02-3 accounting change, was too conservative. The new earnings range for 2003 is $2.40 to $2.45 per share of common stock also excluding the change,” Kyle said.

Tables on the following pages should provide some assistance in understanding how EITF 02-3 will impact earnings. The first table shows the impact by category and year. The second table compares fiscal year 2002 with 2003 eliminating non-recurring items and showing the impact of EITF 02-3 in 2003.

ONEOK, Inc., is a diversified energy company involved primarily in oil and gas production, natural gas processing, gathering, storage and transmission in the mid-continent areas of the United States. The company’s energy marketing and trading operations provide service to customers in 33 states. The company is the largest natural gas distributor in Kansas and Oklahoma, and the third largest in Texas, operating as Kansas Gas Service, Oklahoma Natural Gas and Texas Gas Service, serving 1.9 million customers. ONEOK is a Fortune 500 company.

Statements contained in this release that include company expectations or predictions are forward looking statements intended to be covered by the safe harbor provisions of the Securities Act of 1933 and the Securities Exchange Act of 1934. It is important to note that actual results could differ materially from those projected in such forward-looking statements. Any additional information regarding factors that could cause actual results to materially differ is found in the company’s Securities and Exchange Commission filings.

For information about ONEOK, Inc. visit the Web site: www.oneok.com.

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ONEOK provides guidance, page 3

ONEOK, Inc.

Future Impact of EITF 02-3

(in millions)	Impact 1/1/2003	2003	2004	2005	2006	2007	2008 and Beyond
Physical Storage Value	$(85.0)	$84.9	$0.1	$0.2	$(0.1)	$(0.1)	$—

Transportation Value	(56.7)	36.8	10.0	5.3	(0.6)	(5.4)	10.6

Out-of-Market Transportation

Contract Reserve	(96.2)	23.5	19.8	19.4	19.3	13.6	0.6

Other	6.9	—	0.6	0.1	(0.5)	0.9	(8.0)

	$(231.0)	$145.2	$30.5	$25.0	$18.1	$9.0	$3.2

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ONEOK provides guidance, page 4

ONEOK, Inc.

Preliminary Earnings Guidance

Fiscal 2003

Fiscal 2002	Net Income (in millions)	Earnings Per Share

Reported 2002 Earnings	$166.6	$1.39

Eliminate Impact of D-95 Accounting		0.27

2002 Enron Settlement Recovery	(8.4)	(0.07)

Oklahoma Natural Gas Purchase Gas

Cost Settlement	(8.6)	(0.07)

Adjusted Earnings	$149.6		$1.52

Fiscal 2003

2003 Earnings Guidance (mid-range) (1)	$249.6	$2.43

2003 Gain on Sale of Production Properties (D-95)	(45.4)	(0.41)

EITF 02-3 Amortization of Transportation

Contracts and Purchase Price Adjustment	(37.0)	(0.38)

Adjusted Earnings	$167.2		$1.64

(1)	Excludes EITF 02-3 impact of the $231 million pretax accounting change to be recorded January 1, 2003. Under January’s D-95 methodology this will reduce earnings per share $1.28.